MARCUM
BERNSTEIN & PINCHUK
ACCOUNTANTS ▲ ADVISORS

December 12, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

We have read Item 4.01 included in the Form 8-K of Recon Technology, Ltd. dated December 12, 2011, to be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Recon Technology, Ltd. contained therein.

Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP